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EDITED TRANSCRIPT
AVID - Q3 2014 Avid Technology Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 18, 2014 / 09:30PM GMT

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

CORPORATE PARTICIPANTS
Tom Fitzsimmons Avid Technology - Director, IR
Louis Hernandez, Jr. Avid Technology - President, CEO, Chairman
John Frederick Avid Technology - EVP, CFO, CAO

CONFERENCE CALL PARTICIPANTS
Suzanne Franks Vivid Research - Analyst

PRESENTATION

9

Operator

Good day everyone and welcome to the Avid Third Quarter 2014 Earnings Conference Call. As a reminder today's presentation is being recorded. At this time I would like to turn the conference over to Tom Fitzsimmons, IR Director. Please go ahead, sir.
9

Tom Fitzsimmons - Avid Technology - Director, IR

Good afternoon. I am Tom Fitzsimmons, Director of Investor Relations for Avid. I'd like to welcome you to today's call. With me today are Louis Hernandez, Jr., Avid's Chairman, Chief Executive Officer and President; and John Frederick, Executive Vice President, Chief Financial and Administrative Officer.

Before we get started we want to note that during this presentation we will be making forward-looking statements, including among others, statements related to our recently filed financial statements, future performance related to revenue, operating expenses, earnings, bookings, backlog and free cash flow, our future strategy and business plans, our product plans, including Avid Everywhere and our objective to obtain relisting on the NASDAQ stock market. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Also these statements are based on expectations as of today, November 28, 2014 and we expressly disclaim any obligation or undertaking to update or revise these statements, whether as a result of new information, future events, or otherwise. Please review the description of these statements and the risk factors described in our reports filed with the SEC.

In addition, we presented a number of non-GAAP financial measures that we use to monitor our business, including non-GAAP operating results, adjusted EBITDA and free cash flow, all of which are defined and reconciled to the comparable GAAP measure in tables accompanying the release of our results.

These non-GAAP measures reflect how Avid manages its businesses internally. Our non-GAAP measures may vary from all other companies that present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles.

Our non-GAAP information supplements and is not intended to represent a measure of performance in accordance with or disclosures required by generally accepted accounting principles or GAAP. When analyzing Avid's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or other measures prepared in accordance with GAAP.

We also reference bookings and backlog, which are operational metrics we use to measure our business. Our definition of bookings and backlog are included in our SEC filings and financial press releases. You may replay this conference call by going to the Investor Relations page of our Web site and clicking on the Events and Presentations tab.

And now I would like to turn the call over to our Chairman, Chief Executive Officer and President, Louis Hernandez, Jr.

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

Louis Hernandez, Jr. - Avid Technology - President, CEO, Chairman

Thanks, Tom. Good afternoon, everyone and welcome. We're very pleased to be here today to provide a business update and review our latest results. Our performance for the third quarter remained strong as Avid Everywhere's higher margin products continued to outperform the rest of the suite. Bookings and backlog are converting more profitably to adjusted EBITDA, initial adoption of cloud and subscription offerings are accelerating and costs continue to decline.

Based upon our first three quarters performance and visibility for the remainder of the year we are reaffirming our prior guidance for 2014. Also as mentioned on our last call we have filed the application for relisting of our stock on NASDAQ and we're working through the process now and optimistic that Avid could be trading on NASDAQ before the end of this year.

Since our current management team joined Avid less than two years ago we made significant progress on our ambitious transformation strategy. As you may recall from our last call, in the last 18 months we completed a pretty intense initial evaluation of the company, we formulated a strategy vision to shape the future of the industry and then went immediately to work on executing against this strategy.

The goal was pretty simple, it was to address the most critical business issues faced by our clients by leveraging our core strengths while delivering higher, more sustainable earnings and growth.

So let me provide you some details on the progress we're making in executing our strategic vision and improving our financial results. I will start first by discussing our view of product profitability and how we deemphasized lower margin products to focus on existing products and newer products that provide higher margins in order to drive profitability and financial returns.

I'll then share some key financial and operational metrics that highlight profitable growth, visibility and cost reductions. And finally I will talk a little bit more about the progress on the cloud and subscription offerings and how we view this as a market differentiator for Avid and a gateway to new markets and revenue streams.

So over the past 12 months we've been able to sustain the reversal of a trend of declining bookings and meanwhile and perhaps more importantly we have concentrated on engagement with customers on our most profitable offerings and those that are central to our strategy of addressing the critical pain points that are impacting the business models for our customers today. You see back when we first came in we wanted to focus on delivering sustained earnings while positioning the company for long-term growth.

And so if you remember we conducted a pretty deep review of all of our products and industry segments, we wanted to determine which parts of the value chain were growing, which parts we were participating in, which products led to higher cross selling and what the profitability profile was for every product and service that Avid offers.

As a result of that assessment we launched Avid Everywhere, to integrate existing products and launch new products that were more strategically relevant to the market and also provided higher margins and growth opportunities. We then directed our investments and sales effort towards those products which has driven improved financial results.

So we're sharply focused on profitable growth not simply growth for the sake of growth. And this strategy has allowed us to become more disciplined as we make product investments and evaluate individual deals in the sales process.

We believe this discipline is reflected in our adjusted EBITDA results for the first three quarters of 2014 and our outlook for the remainder of the year. These more profitable products buoyed our overall performance even as the overall market seemed to experience softness.

In fact, while we continue to experience some residual drag from the restatement on sales and the sector as a whole was off this quarter our more profitable products buoyed our overall performance and allowed us to better weather an individually volatile quarter. As a result, confidence in achieving our adjusted EBITDA guidance has only strengthened.

I'll now review some financial and operational information that demonstrates Avid's progress in executing on our strategic vision. First, adjusted EBITDA of $27.3 million is up 37%, largely driven by the conversion of backlog and bookings to revenue, the emphasis on higher margin product I discussed earlier, and the continued execution of our cost savings initiatives.

It's worth noting that we had above average amount of revenue backlog convert to revenue this quarter as a result of shipments of our new network and modular audio control surface Pro Tools S6.

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

The S6 is a great example of a solution that is central to our overall strategy that is contributing growth in the higher margin bookings and during Q3 we were able to fulfill many of the orders that were in backlog. At the same time revenue visibility has also increased as backlog from transactions after 2010 have increased by about $24 million or 6% since the end of 2013.

In addition, new Avid Everywhere platform sales over the last 12 months are up about 72% over the comparable period. In addition, one of our key initial cloud offerings has shown meaning traction. In fact, by the end of Q3 we had over 3,200 Media Composer cloud and subscription users reflecting an average monthly growth of about 45% since the launch in late Q2.

Keep in mind these cloud and subscription users largely represent new customers from the individual professional and creative enthusiast market, one we had previously failed to successfully penetrate. I'll be touching on the cloud-based subscription progress later in this call.

On the cost side we continue to see positive effect of our cost savings efforts on adjusted EBITDA. In fact non-GAAP operating expenses have decreased on a year-to-date basis by about 2%. We see opportunities for additional cost savings as we continue to refine our operating model.

We also achieved another quarter of both sequential and year-over-year free cash flow improvement. Q3 free cash flow was about $8 million representing a $9 million increase over Q3 last year and about a $5 million improvement over Q2. This demonstrates two consecutive quarters of materially improving free cash flows, an encouraging trajectory as we enter what has historically been our strongest quarter for free cash flow.

If you convert that free cash flow to a per share metric we generated about $0.21 per share this past quarter. Given some of the non-cash accounting overhang that's embedded in our GAAP results we think this is a meaningful metric to help investors more tangibly understand our performance.

All right, now as you recall the Avid Everywhere platform strategy allows us to deliver existing products more efficiently, add new products in the higher growth areas and more easily cross sell and upsell. That's one of the reasons why it's so important to see the significant increase in the platform sales that I mentioned earlier.

Avid Everywhere though also allows us to more aggressively price and package our solutions to the independent professional and creative enthusiast demographic which opens an entirely new market for us. Now we've discussed on our previous calls how we soft launched our subscription cloud-based offering of Media Composer in Q2.

And even with the help of a heavy marketing program at the end of Q3, as I mentioned, we had over 3,200 new users either on a monthly or annual paid subscription. This represents the average monthly growth rate of about 45% all without having a strong marketing push behind this initiative.

Just imagine an independent professional who now has access to the same tools that are used for television shows such as Game of Thrones or movies such as Life of Pie or Gravity for only $49 a month via the cloud.

As some of you who know our industry know that historically we've seen independent professionals who've felt abandoned by Apple with their Final Cut Pro market and the changes to that product turned to Adobe mostly as they were the only real viable down market option. Most though appreciate that few can match the capabilities and breadth of Avid's product, but without a cloud and subscription offering they were largely priced out of using the best in class Avid product suite.

Well now with Media Composer offered on a cloud-based subscription, those same professionals no longer have to settle for down market products because they have the ability to access the best tools with a pricing model that works for them.

Now in case you're wondering we'll be more actively marketing Media Composer towards the end of the year and more completely in 2015 on our cloud-based subscription because other modules will become -- are being made available also on a cloud or subscription basis and we think this will create the most comprehensive cloud-based suite in the entire industry, well beyond the simple creative tools offered by competitors.

One of the advantages Avid has is that when we launched products we really have to think of the comprehensive suite from audio to video to storage to asset management. It's a much more comprehension approach to the market issues.

In fact in October we announced the new Pro Tools licensing which makes it easier for Pro Tools users to enjoy the soon to be release features such as cloud collaboration possibilities. Artists will now be able to collaborate on a single session from anywhere in the world, working together as if they were in the same room eliminating costly and disruptive travel or physical file shipments that sadly have become the norm when you're creating audio content.

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

And this was done simply because there was not an easier way. Well now one of the most powerful aspects of those cloud collaboration capabilities, as it will be a natural accelerant to our marketplace activity and if you remember the Avid marketplace provides a safe and secure cloud-based platform creators can monetize their creative assets in a way in which their rights are protected while accessing a massive global network of potential purchasers.

This new Pro Tools license is simply just the next step of many towards offering a full suite of solutions on a license or subscription basis deployed on-premise support in the cloud. And we believe these flexible deployment and pricing options in marketplace will increase our total addressable market, improve cross selling, increase visibility through higher recurring revenue and enhance the stickiness of an already entrenched solution set.

Well I hope this brief update has been helpful in demonstrating the execution of our transformation strategy. We're pleased that it's continuing to show up in our results in a way that emphasizes profitability, visibility and cash generation.

Our bookings continue to reflect a focus on higher profitability, higher growth products which have helped buoy performance in a quarter when many in the industry struggled. Further the strong initial adoption of cloud and subscription offering has excited about us about what is possible once we put strong marketing support behind this effort.

Now during our last call we increased guidance for adjusted EBITDA largely as a reflection of our focus on growing through our more profitable products and strategically reducing operating costs. Based on this quarter's results our confidence in meeting our adjusted EBITDA guidance has only strengthened.

In fact with our focus on sustained visible earnings we believe that our 2014 guidance will serve as a floor going forward as growth engines and cost savings initiatives propel results in 2015 and thereafter.

And with that I'd like to now introduce John Frederic, our Executive Vice President, Chief Financial and Chief Administrative Officer to review the more detailed financial results. John?

John Frederick - Avid Technology - EVP, CFO, CAO

Thank you, Louis. Good afternoon everyone. We continue to execute against our three phase transformational plan and as Louis discussed we remain focused on delivering profitable growth. More directly we're continuing a strategy that enables us to realize higher margins through selling platform related products.

These higher margin products anchor the workflow which in turn provides a higher likelihood of future cross selling and up selling. We're also focused on cash conversion of EBITDA which we would expect naturally follows the sales of higher margin platform-related products and our move to a leaner, more directed cost structure.

And finally and equally important we're centering some of our efforts around increasing future revenue visibility so we have more predictable recurring revenue.

Avid's flexible product delivery, in particular our recently announced subscription offerings could provide some interesting opportunities to increase recurring revenue meaningfully. We've also been pushing to move our customers to multi-year support agreements from a single year agreement again increasing future revenue visibility.

Turning to the results, the quarter was particularly strong, especially considering the headwinds from revenue amortization related to pre-2011 transactions. So I think I would like to begin by reviewing a few of our key performance metrics. Adjusted EBITDA was $27.3 million for the third quarter and about $58 million on a year-to-date basis. The third quarter adjusted EBITDA was up about $7.3 million or 37% compared to the same period last year and up $16.6 million or 155% sequentially.

This improved performance was driven by three factors, first a strong conversion of bookings and backlog to revenue including the conversion of about $11 million of our new Pro Tools S6 consoles in the revenue and you will recall that this is a platform oriented product.

Second improved mix primarily related to platform product sales and lower overhead spending which contributed over a 300 basis point improvement to gross margins and finally operating expenses for the quarter on a year-to-date basis were also lower.

Free cash flow was a positive $8 million as compared to a use of $1 million in the same quarter of last year and up significantly from the second quarter 2014 where free cash flow was $2.7 million. In fact as Louis mentioned earlier if you convert that free cash flow to a per share metric we generated about $0.21 per share of free cash flow this past quarter. Bookings for the third quarter were $112 million, a 12% decrease over the same quarter of last year and bookings were up modestly on a trailing 12 basis.

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

As we've discussed we've rationalized our product portfolio and have deemphasized certain products that have lower margins or lower growth, or in lower growing segments were not central to our strategy. This de-emphasis of products have put a dampening effect on our overall growth.

In fact to illustrate if you excluded these deemphasized products our bookings were up say about 3% on a trailing 12 month basis. The timing of the completion of the restatement was also a factor in the quarter as some customers sat on the sidelines until we completed the restatement, became current with the SEC or rejoined the NASDAQ exchange.

And finally as Louis mentioned earlier we saw a general softening in the market in Q3 where we noticed several vendors reporting down bookings for the quarter.

Our focus on products with higher profitability allowed us to deliver a quarter where the broader market conditions were a bit off and we still managed to grow adjusted EBITDA pretty substantially. It's important to remember though although growth is a central feature to our strategy we're also very focused on profitable growth and are pleased that this approach has been reflected in our financial results. Given our general bookings momentum and our visibility in to Q4 transactions we're reaffirming our prior full year guidance.

So now I will shift to the operating results on both the GAAP and non-GAAP basis. As a reminder the tables in our press release provide a description and a reconciliation of non-GAAP to GAAP results. As we've previously discussed the impact of the burn down of the pre-2011 revenue is meaningful.

In the third quarter we had approximately $22 million of revenue from pre-2011 transactions, down from $30 million in the third quarter last year. The $8 million decreased can obviously mask our underlying performance for revenue, gross margin and earnings performance.

Revenue for the third quarter of 2014 was $142.4 million as compared to $138.9 million for the third quarter of last year, and almost a 3% increase on a year-over-year basis. Both video and audio product revenue increased on a year-over-year basis and a sequential basis but audio revenue was especially lifted with heavy backlog conversion during the quarter from shipments of our new Pro Tools S6 console.

This conversion was driven by strong sales activity earlier this year on this new modular network console that we've launched a few quarters ago. We have built backlog over the course of the first two quarters of 2014 as demands simply outpaced supply.

The market reception of the S6 console continues to be strong and now that we're shipping we've increased the marketing efforts to accelerate adoption further. GAAP gross margin was 62.9%, which represented an increase of 340 basis points both sequentially and year-over-year.

Our non-GAAP gross margin was 63% over 300 basis points better than the year ago and sequential periods. This is the highest gross margin since the third quarter of 2012 and reflects a richer mix of higher margin products and a more through and disciplined review of deal structure and a meaningful decrease in our overhead cost.

GAAP operating expenses were $74.6 million, down $4 million from Q3, 2013, operating expenses included about $8.6 million of restatement-related expenses as compared to $8.7 million in the same period last year. Non-GAAP operating expenses were $66.4 million as compared to $67.4 million in the third quarter of 2013. This reduction was partially driven by lower travel and outside consulting.

On a year-to-date basis our operating expenses are down about 2% compared to the same period last year. I'd like to note that due to the traditional year-end seasonality we expect the sequential increase in non-GAAP operating expenses in the fourth quarter. That said, we continue to feel very comfortable with our full year results being in-line with our previous guidance.

Non-GAAP operating profit improved to $23.3 million as compared to $15.6 million in the same period in 2013. The improvement reflects our continued focus on higher margin products as well as the backlog conversion in Q3 from our S6 console shipments. We're also encouraged overall in the progress of our three phased transformation and how those results continued -- or how the successes in that are continuing to show up in our operating results.

So with that I'll turn to the balance sheet. On September 30, 2014 our cash balance was $22.5 million with $8 million drawn on our credit facility for working capital purposes. Restatement related payments continue to impact our cash balance and we expect about another $8 million to $10 million of these payments after September 30.

The majority of these payments will occur in 2014 but there will be residual payments carrying into 2015. Accounts receivables at $56 million represents a DSO of 36 days, which is consistent with last year and last quarter.

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

Inventory of $54 million was about 10% lower than the end of 2013. Our annualized inventory turns for the third quarter were about four turns as compared to 3.5 turns in the same period last year. And while we've made significant strides in reducing our inventory we still continue to believe that there are more opportunities moving forward to improve our supply chain management.

Deferred revenue was $417 million which compares to $467 million at the end of 2013. Deferred revenue is lower due to the amortization of pre-2011 transactions masking the growth for more recent sales activity. If you were to exclude the impact of these transactions than our deferred revenue has increased 7% since the end of 2013.

Revenue backlog was $509 million as compared to $559 million at the end of 2013. However if you remove the impact of the pre-2011 deferred revenue, revenue backlog was $405 million which is $24 million or a 6% increase from the end of 2013 and this reflects the continued trends towards increased revenue visibility.

We're reaffirming our guidance for 2014 and we continue to expect that adjusted EBITDA will be in the range of $64 million to $72 million or approximately 12% to 13% of revenue. We believe that the lower end of our range will establish a floor for adjusted EBITDA both as a percentage of revenue but also from an absolute dollar perspective. We expect free cash flow generation to be in the range of $15 million to $20 million and annual bookings growth to be between zero and 3%.

Our guidance on the P&L remains unchanged as well. We expect 2014 revenue will be down 3% to 5% from last year, we expect non-GAAP gross margin to be in the range of 59% to 60%, our non-GAAP operating expenses in the range of $265 million to $275 million and we expect our GAAP to non-GAAP adjustments to be approximately $26 million to $30 million unchanged from our prior estimates.

As a reminder, these items include costs associated with the restatement restructuring expenses, stock-based compensation, amortization of intangibles and certain tax-related adjustments.

So, as we approach 2015 we expect continued execution of our transformational strategy and further operational improvements to translate into increased bookings and higher -- and adjusted EBITDA margin expansion. So with that I'll turn it back to Louis for some closing remarks, Louis?

Louis Hernandez, Jr. - Avid Technology - President, CEO, Chairman

Hey thanks John. We were pleased with the progress to date in executing our strategy to drive sustainable more visible and higher profit growth while creating an efficient yet scalable cost structure. Our performance thus far in 2014 and our outlook for the remainder of the year provide not only a clear path to achieving our financial guidance but also establishing a solid stepping stone into 2015.

As a reminder we believe that our lower end of our adjusted EBITDA guidance will serve as a floor going forward. Our well defined growth engines and efficient operating model provide an outstanding platform for both organic sustained earnings growth and future acquisitions.

Finally, as I mentioned in our last call we are planning on embarking on a comprehensive and intensive schedule of one-on-one and small group meetings to make more direct connection with you and to share our vision for the industry and Avid's opportunity for value creation.

So I look forward to meeting many of you as soon as practically possible and otherwise as soon as appropriate. On behalf of the entire Avid management team I want to thank you again for your support and we look forward to talking to you all soon.

At this time we'll be happy to take questions, operator?
QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). And we'll go first to Suzanne Franks with Vivid Research.

Suzanne Franks - Vivid Research - Analyst

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

Yes, I have two questions. The first one is you mentioned that there has been softening in the market in Q3, but yet Avid was able to actually grow their bookings when some competitors saw softness in their bookings and I'm wondering what was driving that dynamic for Avid? Was it pricing, is it something else, increased penetration of your customer base?

Louis Hernandez, Jr. - Avid Technology - President, CEO, Chairman

Sure hey, Suzanne, this is Louis. I'll take the first shot and then John will give you some additional color.

But first of all I think it starts at a pretty high level. The industry is undergoing a pretty dramatic transformation, the silo approach where people used to look at editorial tools, management tools, distribution tools, that model is under a lot of pressure.

And so as the industry, the good news is the industry's desire to create content and our human desire to consume content is going up, but there is more pressure to do it more efficiently, to deal with the inoperability problems that plagues our industry and to connect the creative process to the distribution more efficiently. And I think there is very few people who have addressed that as comprehensively as Avid.

I mentioned we have to look at things, I think, in a more complete way if you take something like 4K or 8K, each vendor has some kind of solution that is in the market today that's a popular buying trend right now, but the customer is left trying to put it all together whereas in our approach because we have the Avid platform with resolution independence, we have to think about it at the audio to video level, at the asset management level, at the storage level, at the distribution level, because of that platform it's much more integrated. So I think the reason you're seeing us gain market share here is we're often replacing some of these point solutions in the market number one.

Number two, we're -- a more clear IRR and it's not because of pricing, it's basically our total cost of ownership and our IRR, we're getting sharper in how to demonstrate in the market and buying a bunch of point solutions and putting together isn't as elegant and costs you more money than the Avid Everywhere approach, and I think that's what's driving most things.

If you saw one of the biggest increases in sales velocity was the platform itself and that's mostly by our very large clients because the IRR to them is pretty compelling.

If you go to the smaller end of the market we're not seeing as much transaction there because the IRR isn't as clear but that's where we're seeing the subscription and cloud-based sales taking off from those individual professionals, now that we have a pricing package.

So I think Avid just has a clear path to achieving the business issues, and it has several growth engines working both for the top end of the market, where we have some of largest clients in the world and also for the Tier 2 and 3, I mean 3 and 4 where we really haven't competed as aggressively.

So that's part of it and John wanted to add a little bit color on pricing and packaging and some other components.

John Frederick - Avid Technology - EVP, CFO, CAO

Sure. Hi Suzanne. So we've seen a number of things happening over the past, say almost two years that we have been here. You will recall that one of the things we did was a pretty comprehensive analysis around determining what products or anchor products in the work flow and as a consequence of our focus on that you saw platform units increased pretty dramatically over the past year or so.

Those anchor product sales, the platform sales really inform our ability to more effectively cross sell and up sell which has really helped buoy the numbers.

On the pricing side of the business or pricing side of the equation, as we put discipline, added discipline really, around deal structure and deal pricing we've seen a pretty interesting conversion to more robust pricing for solutions that are basically addressing some of the key industry pain points.

Suzanne Franks - Vivid Research - Analyst

Very helpful, thank you. And then my second question is are you still confirming 2014 guidance for adjusted EBITDA to be $64 million to $72 million. So that implies I guess on the low end $6 million of adjusted EBITDA for Q4 and on the high end $14 million of EBITDA for Q4, is this -- hangs together?

NOVEMBER 18, 2014 / 09:30PM GMT, AVID - Q3 2014 Avid Technology Inc Earnings Call

John Frederick - Avid Technology - EVP, CFO, CAO

Yes, so it's a fair question Suzanne. So first we're pretty pleased with how the platform related progress is impacting our performance generally. We see margins have gotten stronger which has certainly informed our ability to strengthen our guidance or at least get more firm in our guidance. But your math is right, on the low end EBITDA would have to be $6 million and on the high end it would have to be about $14 million.

But interestingly in the fourth quarter we're impacted by some normal seasonality particularly in OpEx around variable comp, things like year-end commissions, customer rebates and we also have about $10 million of deferred revenue run off in the fourth quarter, that all kind of have dampened the results slightly for the fourth quarter. Now having said that I would be remiss in saying that it's -- we feel like this is a pretty conservative view of the world.

Suzanne Franks - Vivid Research - Analyst

Thank you very much.

John Frederick - Avid Technology - EVP, CFO, CAO

Thanks Suzanne.

Operator

(Operator Instructions). And Mr. Fitzsimmons at this time there are no further questions in the queue. I will turn the call back to you sir.

Tom Fitzsimmons - Avid Technology - Director, IR

Thank you everyone for joining today's call and we look forward to talking to you soon. Thank you.

Operator

And ladies and gentlemen, that does conclude today's presentation. We thank you for your participation.

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